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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      EXECUTIVE EMPLOYMENT AGREEMENT (the "AGREEMENT") made as of the 26th day of August, 2003 by and between HALSEY DRUG CO., INC., a New York corporation (the "CORPORATION"), with principal executive offices at 695 North Perryville Road, Rockford, IL 61107 and ANDREW D. REDDICK, residing at 297 North Cote Circle, Exton, PA 19341 (the "EMPLOYEE").

                               W I T N E S S E T H

            WHEREAS, the Corporation desires to employ the Employee to engage in such activities and to render such services as are required under the terms and conditions hereof and the Board of Directors has authorized and approved the execution of this Agreement; and

            WHEREAS, the Employee desires to be employed by the Corporation under the terms and conditions hereinafter provided.

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

      1. Employment, Duties and Acceptance.

            1.1 Services. The Corporation hereby employs the Employee for the Term (as hereinafter defined in Section 2 hereof), to render exclusive and full-time services to the business and affairs of the Corporation as the President and Chief Executive Officer of the Corporation, subject to the direction of the Board of Directors of the Corporation, and, in connection therewith, the Employee shall have all the duties and responsibilities customarily rendered by a President and Chief Executive Officer, and as may be further reasonably and customarily

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directed or requested to be performed by the Board of Directors, to which the
Employee shall report, and to use his commercially reasonable best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries. The Employee's office shall be based initially and temporarily at the Corporation's Congers, New York facility. The Corporation shall use its commercially reasonable best efforts to transfer its administrative headquarters to a location in eastern Pennsylvania no more than forty-five (45) driving miles from Exton, Pennsylvania, within twelve (12) months from the date of this Agreement. Upon the completion of such transfer, the Employee shall be based at such headquarters. The Employee shall provide services to and shall travel to such of the Corporation's various offices and locations as the Corporation and the Employee mutually agree is in the best business interests of the Corporation.

            1.2 Acceptance. The Employee hereby accepts such employment and agrees to render the services described in Section 1.1 hereof.

      2. Term of Employment. The term of the Employee's employment under this Agreement shall commence on the date of this Agreement and shall expire two (2) years from the date hereof (the "INITIAL TERM"), unless sooner terminated pursuant to Section 7 of this Agreement; provided, however, that the Employee's term hereunder shall automatically be extended for successive one (1) year periods (each, "RENEWAL PERIOD" and together with the Initial Term, the "TERM"), unless either the Corporation or the Employee provides written notice of non-renewal of the Employee's employment with the Corporation ninety (90) days prior to the expiration of the Initial Term or any Renewal Period.

      3. Compensation. In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive from the Corporation the following compensation:

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            (a) Base Salary. The Corporation shall pay the Employee an aggregate base salary at the initial annual rate of $300,000 (the "BASE SALARY"), payable in equal bi-weekly installments, less such deductions or amounts to be withheld as shall be required by applicable laws and regulations. The Employee's Base Salary shall be reviewed at least annually and be subject to increase by the Board of Directors of the Corporation, in its sole and absolute discretion.

            (b) Annual Bonus. During the Term, the Employee will be eligible to receive from the Corporation an annual bonus (the "BONUS") in the amount of up to thirty-five percent (35%) of the Employee's Base Salary during the fiscal year (or portion thereof) for which the Bonus may be awarded. The Bonus will be based upon on the achievement of such targets, conditions or parameters (the "BONUS CRITERIA") as will be agreed upon by the Employee and the Board of Directors or the Compensation Committee of the Board of Directors of the Corporation (i) no later than sixty (60) days from the date of this Agreement in the case of the Bonus Criteria for fiscal year 2003, and (ii) no later than sixty (60) days from the beginning of each fiscal year thereafter during the Term. The Bonus shall be paid at the same time as bonuses are paid to other executive officers, but in any event within seventy-five (75) days following the end of the Corporation's fiscal year.

      4. Expenses.

            The Corporation shall pay or reimburse the Employee for all reasonable expenses which are in accordance with the Corporation's expense policy in force from time to time and which are actually incurred or paid by the Employee during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Corporation may reasonably require. Such expenses shall

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include, but not be limited to, business travel, travel to corporate facilities and related temporary living expenses, meals and lodging, business entertainment, and travel expenses incurred by the Employee during the recruiting and interviewing process. Such expenses shall also include fees and expenses associated with membership in various business and civic associations, approved by the Compensation Committee of the Board of Directors of the Corporation, in which the Employee's participation is in the Corporation's best interest.

            The Corporation shall reimburse the Employee for the legal fees and expenses incurred by the Employee for review and negotiation of this Agreement by the Employee's legal counsel up to Twelve Thousand Dollars ($12,000) on or before fifteen (15) days following the execution date of this Agreement.

      5. Additional Benefits.

            (a) In General. In addition to the compensation and expenses to be paid under Sections 3 and 4 hereof, the Employee will be entitled to such rights and benefits for which he may be eligible under any insurance, profit-making, incentive, bonus, stock option, stock grant or pension or retirement plan of the Corporation as the Board of Directors shall adopt from time to time in its sole and absolute discretion for the benefit of senior executives or employees generally of the Corporation.

            (b) Stock Options. The Employee is hereby granted stock options to purchase 5,500,000 shares of the Corporation's common stock, $.01 par value per share (the "OPTION") at an exercise price of $.34 per share. The Option Shares shall vest and be exercisable as follows: (i) 1,000,000 Option Shares on March 31, 2004; and (ii) the balance thereafter at the rate of 500,000 Option Shares per calendar quarter (the first quarterly vesting period to be satisfied on June 30, 2004 and on each September 30, December 31, March 31, and June 30, thereafter until

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fully vested). The Option shall have a ten (10) year term, subject to earlier termination as set forth in Section 7 upon the termination of the Employee's employment with the Corporation and shall be evidenced by the Non-Qualified Stock Option Agreement substantially in the form of Exhibit A hereto. The Employee and the Corporation agree that the Option shall be deemed to have been issued pursuant to the Corporation's 1998 Stock Option Plan or comparable plan and the Option Shares shall be duly registered under a registration statement on Form S-8 filed with the Securities and Exchange Commission. The Employee will also be eligible in the future to receive annual option or stock grants based on performance or on achievement of milestones as determined by the Board of Directors or the Compensation Committee.

      Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the Employee hereby acknowledges and agrees that the grant of the Option and the issuance of the Option Shares is contingent upon approval by the shareholders of the Corporation at the next meeting of shareholders of amendments to the Corporation's 1998 Stock Option Plan (i) to increase the number of shares reserved for issuance under the 1998 Stock Option Plan and (ii) to authorize issuance of stock options (including the Option) having an exercise price less than the fair market value of the common stock of the Corporation on the date of issuance. The Corporation agrees to recommend such matter to the shareholders and to use its commercially reasonable best efforts to hold such meeting as soon as reasonably practicable, but in any event, by March 31, 2004. Upon the written request of the Employee (and following such shareholder approval), the Corporation shall promptly confirm to the Employee in writing that such contingency has been eliminated, that the Option is fully effective, and that the Option Shares have been duly registered in accordance with this
Section 5(b).

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      (c) Purchase of Options.

            In the event that the Employee is terminated for Cause (as defined in Section 7.3) during the Term or resigns other than for Good Reason (as defined in Section 7.5) during the Initial Term, the Corporation shall have the right, but not the obligation, to purchase the Employee's vested Option Shares at the Fair Market Value thereof. In the event that the Corporation does not elect to purchase the Employee's vested Option Shares within ten (10) days of the date of the Employee's termination for Cause during the Term or other than with Good Reason resignation during the Initial Term, the Employee shall be obligated to exercise his Option in writing within the later of forty (40) days of such termination or resignation or ten (10) business days after written notice of potential forfeiture from the Corporation to the Employee, failing which he shall be deemed to have forfeited his Option to the Corporation. For purposes of this Section 5(c), "FAIR MARKET VALUE" shall mean the product of (i) the positive difference, if any, between (a) the average of the closing bid and asked prices of the Corporation's Common Stock as reported by the OTC Bulletin Board (or the closing price per share of the Corporation's Common Stock as reported by such exchange or over-the-counter or other market on which the Corporation's Common Stock may then be listed or admitted for trading) for the five (5) trading days prior to the date of termination, and (b) the exercise price of the Option Shares, multiplied by (ii) the number of Option Shares, which, as of the date of termination or resignation, are vested under the Option.

      6. Vacation. The Employee shall be entitled to four (4) weeks of vacation during each year of the Term, to be taken at a time or times mutually agreed upon by the Employee and the Corporation; provided, however, that not more than one (1) week of such vacation period

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may be carried over to the year immediately following the year in which such vacation was to be taken, unless otherwise required by applicable law.

      7. Termination.

            7.1 Death. If during the Term the Employee shall die, the Employee's employment under this Agreement shall terminate as of the date of the Employee's death. Upon such termination under this Section 7.1 the Corporation shall pay to or for the benefit of the Employee to such person or persons as the Employee may designate by notice to the Corporation from time to time or, in the absence of such designation, the Employee's spouse (the "EMPLOYEE'S DESIGNEES") in a lump sum in cash within thirty (30) days from the date of the Employee's death (a) the accrued but unpaid portion of the Base Salary payable hereunder, (b) any accrued and unpaid vacation, and (c) the accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination under this Section 7.1 and assuming full achievement of the Bonus Criteria for such year based upon the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due. Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee, the Employee's Designees shall be entitled to exercise his vested option shares for twelve (12) months following the date of termination under this Section 7.1.

            7.2 Disability. In the event of the Employee's "mental or physical disability" (as defined herein) which continues for (i) a period of longer than sixty (60) consecutive days, or (ii) such periods aggregating one hundred twenty
(120) days during any 365 consecutive days, such that the Employee is, despite reasonable accommodation, unable to substantively perform the essential functions of his position for said periods, the determination of which shall be

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confirmed by the Board of Directors in the manner hereinafter provided, this
Agreement shall terminate upon thirty (30) days' prior written notice to the Employee from the Corporation (the "DISABILITY TERMINATION DATE"). The Corporation shall continue to pay to the Employee during the period of his mental or physical disability the Base Salary provided in Section 3 of this Agreement as well as provide the benefits described herein; provided, however, that the Base Salary shall be reduced by any disability insurance payments paid to the Employee. On the Disability Termination Date, (a) the Employee's Base Salary shall cease, and (b) the Corporation shall pay to the Employee, in a lump sum in cash, any accrued and unpaid vacation and the accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination under this Section 7.2 and assuming full achievement of the Bonus Criteria for such year, based upon the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due. Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee, the Employee's Designees shall be entitled to exercise his vested option shares for twelve (12) months following the date of termination under this Section 7.2.

            As used herein, the term "MENTALLY OR PHYSICALLY DISABLED" shall have the meaning ascribed thereto in the Corporation's disability insurance policy then in force and effect for the Employee or, if no such disability policy then exists, it shall mean the inability of the Employee, by reason of physical or mental injury, illness or other similar cause to perform the essential functions of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation as determined by a reputable physician of the Corporation's selection. The Employee hereby consents to, and agrees to make himself available for, such examination.

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            7.3 Termination For Cause. The Corporation may at any time during the Term, by written notice, and after affording the Employee the opportunity to be heard in person by the Board of Directors, terminate this Agreement and discharge the Employee for "Cause", whereupon the Corporation's obligation to pay compensation or any other amounts payable hereunder to or for the benefit of the Employee shall terminate on the date of such discharge except for accrued and unpaid Base Salary and expenses to the date of discharge. For purposes of this Agreement, the term "Cause" shall mean: (i) any act of the Employee's constituting willful misconduct which is materially detrimental to the Corporation's best interests, including misappropriation of, or intentional damage to, the funds, property or business of the Corporation; (ii) conviction of a felony or of a crime involving moral turpitude or conviction of any crime involving dishonesty or fraud with respect to the Corporation or any of its affiliates; (iii) material failure of the Employee to perform his duties in accordance with this Agreement after written notice to the Employee by the Board of Directors specifying such failure and giving the Employee fourteen (14) days to correct the defects in performance; or (iv) breach by the Employee of any material provision hereof which, if capable of remedy, remains unremedied for more than fourteen (14) days after written notice.

            7.4 Termination Without Cause. The Corporation may terminate the Employee's employment with the Corporation at any time "Without Cause", upon thirty (30) days' written notice to the Employee. A termination "WITHOUT CAUSE" shall mean a termination by the Corporation of the Employee's employment other than due to death, disability or for Cause as provided in Sections 7.1, 7.2, and 7.3, respectively.

            7.5 Termination By the Employee For Good Reason. The Employee may terminate his employment for "GOOD REASON", upon thirty (30) days' written notice to

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Corporation. "GOOD REASON" shall mean a termination of employment by the
Employee following, without the Employee's express prior written consent: (i) any material diminution in the Employee's duties, status, offices, reporting requirements, or job title, except in connection with termination of the Employee's employment for Cause as provided in Section 7.3 or death or disability as provided in Sections 7.1 and 7.2; (ii) any requirement by the Board that the Employee change the location at which the Employee performs his principal duties for the Corporation to a new location that is more than forty-five (45) driving miles from Exton, Pennsylvania; (iii) the failure of the Corporation timely to pay the Employee's salary, bonus or benefits due the Employee within seven (7) days of receipt of written notice from the Employee to that effect, or any material breach by the Corporation of this Agreement; (iv) any change in the Corporation's pay plan or employment agreement with the Employee that results in a material diminution of the Employee's annual Base Salary or eligible Bonus amounts; (v) the failure of the Corporation to obtain an agreement, in a form reasonably satisfactory to the Employee, from any successor to the Corporation to assume and agree to perform this Agreement; (vi) the failure of the shareholders of the Corporation, by March 31, 2004, to approve those amendments to the Corporation's 1998 Stock Option Plan described in Section 5(b) above; or (vii) the failure of Employee to be duly elected to the Board of Directors or the removal of the Employee from the Board of Directors without cause.

            7.6 Payment, Benefits and Stock Options Upon Termination Without
                Cause Or For Good Reason.

                  (a) Cash Payments and Severance. In the event of a termination of the Employee's employment with the Corporation without Cause or a termination by the Employee

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of his employment with the Corporation for Good Reason, during the Term, the
Corporation shall pay to the Employee,

                  (i) in a single lump sum in cash within thirty (30) days after the date of termination:

                        (x) the Employee's then accrued and unpaid Base Salary through and including the date of termination;

                        (y) the Employee's then accrued and unpaid unused vacation through and including the date of termination, and

                        (z) the Employee's then accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination and assuming full achievement of the Bonus Criteria for such year, based upon the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due; and

                  (ii) the greater of (x) the Employee's Base Salary for the remainder of the Initial Term and (y) one (1) year of the Employee's Base Salary in effect immediately prior to the date of termination ("SEVERANCE PAY"). The Severance Pay shall be paid in equal monthly installments over a twelve (12) month period commencing on the date of termination.

            (b) Benefits. In addition, the Employee shall be entitled to any benefits under any employee benefit plans, and for a period of time equal to the greater of the remainder of the Initial Term or twelve (12) months from the date of termination ("SEVERANCE PERIOD"), the Employee will, at the Employee's option, (i) continue to receive all benefits to which he was entitled pursuant to Section 5(a) of this Agreement as of the date of termination including continued medical, dental, disability, and life insurance coverage for the Employee and the Employee's family, on terms substantially as in effect on the date of termination, subject to

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the payment by the Employee of all applicable employee contributions, or (ii)
receive a lump sum payment in cash within thirty (30) days of his termination without Cause or for Good Reason representing the value of such continued benefits, plus any income tax payable by the Employee on such value. If the Employee elects option (i) above and for any reason at any time the Corporation is unable to treat the Employee as being or having been an employee of the Corporation under any benefits plan in which he is entitled to participate and as a result thereof the Employee receives reduced benefits under such plan during the period that the Employee is continuing to receive payments pursuant to this Section 7.6(b), then the Corporation shall provide the Employee with such benefits by direct payment or, at the Corporation's option, by making available equivalent benefits from other sources. During the Severance Period, the Employee shall not be entitled to receive salary and/or benefits except as provided herein and shall not be entitled to participate in any employee benefit plan of, or receive any other benefit from, the Corporation that is introduced after the date of termination, except that an appropriate adjustment shall be made if such new employee benefit or employee benefit plan is a replacement for or amendment to an employee benefit or employee benefit plan in effect as of the date of termination.

            (c) Stock Options. In the event of a termination of the Employee's employment with the Corporation without Cause or a termination by the Employee of his employment with the Corporation for Good Reason, during the Term, the Corporation shall accelerate the vesting of any outstanding option to purchase shares of stock of the Corporation granted to the Employee by one (1) year, and accelerate the lapse of all repurchase rights or forfeiture restrictions applicable to any restricted stock granted to the Employee by one (1) year, such that all unvested option share or restricted shares which would have continued vesting in

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accordance with their vesting schedule for a period of one (1) year following the date of such termination, but for such termination, will be deemed immediately vested and exercisable. In connection therewith, the Corporation shall cause all restrictive legends, stop transfer orders or similar restrictions to be removed from such shares, except as required by applicable law. Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee, the Employee shall be entitled to exercise his vested option shares for twelve (12) months following the date of termination without Cause or for Good Reason.

            7.7 Change of Control. In the event that (i) a Change of Control (as hereinafter defined) occurs during the Term and (ii) the Employee's employment with the Corporation is terminated by the Corporation other than for Cause or the Employee resigns or terminates his employment hereunder for any reason by giving sixty (60) days prior written notice to the Corporation subsequent to the date of closing of the Change of Control transaction, the Employee shall be entitled to the accrued salary, unused vacation, bonus, Severance Pay, benefits, and stock option treatment as are provided in Sections 7.6(a), (b), and (c) above, except, that (i) the Severance Pay shall be payable in a lump sum in cash within thirty (30) of the date of such termination and (ii) upon termination or resignation under this Section 7.7, the Corporation shall accelerate fully the vesting of any outstanding option to purchase shares of stock of the Corporation granted to the Employee and accelerate fully the lapse of all repurchase rights or forfeiture restrictions applicable to restricted stock granted to the Employee, such that all options shall vest in their entirety and be immediately exercisable.

      For purposes of this Section 7.7, the term "CHANGE OF CONTROL" means the occurrence of any of the following, in one or a series of related transactions:
(v) the sale or transfer of fifty percent (50)% or more of the Outstanding Shares of the Corporation to any person or entity other

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than (i) a transfer to a wholly-owned subsidiary of the Corporation or (ii) a transfer by a holder or holders of the Corporation's common stock or convertible securities as of the date hereof to Affiliates (as defined below), or (w) the sale, lease, license or other transfer of all or substantially all of the assets or earning power of the Corporation to any person or entity other than (i) a wholly-owned subsidiary of the Corporation or (ii) an Affiliate whereby the purpose or effect of such transfer is to provide for the transfer by a holder or holders of the Corporation's common stock or convertible securities as of the date hereof of such holders' direct or indirect interests in the assets of the Corporation to Affiliates and so long as such transfer does not result in a transaction described by one of the other clauses of this paragraph of Section 7.7; or (x) merger, consolidation, reorganization, recapitalization, share exchange, business combination or a similar transaction which results in any person or entity (other than the persons who are shareholders or security holders of the Corporation immediately prior to such transaction (or their Affiliates as of the date of such transaction)) owning fifty percent (50%) or more of the Outstanding Shares or combined voting power of the Corporation, (y) merger, consolidation, reorganization, business combination or a similar transaction in which the Corporation is not the surviving entity; or (z) a transaction commonly known as "going private" whereby the Corporation engages one or a series of transactions which results in the Corporation not being required to file periodic reports with the Securities and Exchange Commission, unless the Employee is a participant in such transaction. "OUTSTANDING SHARES" shall mean the total number of common shares and common share equivalents of the Corporation outstanding at the time the Change of Control. "AFFILIATE" shall mean (i) any person or entity controlling, controlled by or under the common control of the existing holders of common stock or convertible securities of the Corporation and (ii) any partner, shareholder or member of the existing holders of common stock or convertible securities

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of the Corporation. For the purposes hereof, "CONTROL" shall mean the direct or indirect ownership of at least fifty (50%) percent of the outstanding shares or other voting rights of the subject entity or if it possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other entity.

      In the event that the Employee resigns or terminates his employment following a Change of Control as described above, the Employee acknowledges and agrees that upon the request of the Corporation, he will execute and deliver a release in customary form releasing all claims of the Employee arising out of his employment with the Corporation except for the obligations of the Corporation under this Agreement.

      8. Protection of Confidential Information. In view of the fact that the Employee's work for the Corporation will bring him into close contact with all the confidential affairs thereof, and plans for future developments, the Employee agrees to the following:

            8.1 Secrecy. During the Term and for five (5) years after the date of termination of the Employee's employment, to preserve the confidential nature of, and not disclose, reveal, or make accessible to anyone other than the Corporation's officers, directors, employees, consultants or agents, otherwise than within the scope of his employment duties and responsibilities hereunder, any and all documents, information, knowledge or data of or pertaining to the Corporation, its subsidiaries or affiliates or pertaining to any other individual, firm, corporation, partnership, joint venture, business, organization, entity or other person with which the Corporation or any of its subsidiaries or affiliates may do business during the Term (including licensees, licensors, manufacturers, suppliers and customers of the Corporation or any of its subsidiaries or affiliates) and which is not in the public domain, including trade secrets, "know how", names and lists of licensees, licensors, manufacturers, suppliers and customers,

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development plans or programs, statistics, manufacturing and production methods, processes, techniques, pricing, marketing methods and plans, specifications, advertising plans and campaigns or any other matters, and all other confidential information of the Corporation, its subsidiaries and affiliates (hereinafter referred to as "CONFIDENTIAL INFORMATION"). The restrictions on the disclosure of Confidential Information imposed by this Section 8.1 shall not apply to any Confidential Information that was part of the public domain at the time of its receipt by the Employee or becomes part of the public domain in any manner and for any reason other than an act by the Employee, unless the Employee is legally compelled (by applicable law, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information, in which event the Employee shall provide the Corporation with prompt notice of such requirement so that the Corporation may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, the Employee shall exercise reasonable efforts in good faith to obtain assurance that confidential treatment will be accorded such Confidential Information.

            8.2 Return Memoranda, etc. To deliver promptly to the Corporation on termination of his employment, or at any other time the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation's business and all property associated therewith, which the Employee may then possess or have under his control.

            8.3 Non-competition. Provided that this Agreement has not been breached by the Corporation, the Employee agrees that he shall not at any time prior to one (1) year after the expiration or termination of his employment with the Corporation, own, manage, operate, be a director or an employee of, or a consultant to any person, business, corporation, partnership,

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trust, limited liability company or other firm or enterprise ("PERSON") which is engaged in marketing, selling or distributing products or in developing product candidates in the United States which are directly competitive with products or product candidates in development as evidenced by the current written product development plan and/or business plan of the Corporation at the time of termination of the Employee's employment and/or described in the Corporation's most recent filing on Form 10-K with the Securities and Exchange Commission as of the date of the termination of the Employee's employment.

            If any of the provisions of this section, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            8.4 Injunctive Relief. The Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the

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provisions of Sections 8.1, 8.2, or 8.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach.

            8.5 Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Section 8.1, 8.2, or 8.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

            8.6 Non-Solicitation. The Employee covenants and agrees not to (and not to cause or direct any Person to) hire or solicit for employment any employee of the Corporation or any of its subsidiaries or affiliates. The prohibitions of this Section 8.6 shall apply (i) for six (6) months following the termination of the Employee's employment by the Corporation without Cause or by the Employee for Good Reason, prior to a Change of Control, (ii) for twelve
(12) months following the termination of the Employee's employment for Cause, prior to a Change of Control, or (iii) twenty-four (24) months following a Change of Control.

      9. Indemnification. The Corporation will defend, indemnify and hold harmless the Employee, to the maximum extent permitted by applicable law and the by-laws of the Corporation, against all claims, costs, charges and expenses incurred or sustained by him in connection with any action, suit or other proceeding to which he may be made a party by reason

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

of his being an officer, director or employee of the Corporation or of any subsidiary or affiliate thereof. Furthermore, the Corporation hereby represents that it will maintain during the Term, Directors and Officers insurance coverage in the amount of at least Five Million Dollars ($5,000,000).

      10. Warranties.

            The Employee hereby warrants that as of the date hereof the Employee is not employed (other than by the Corporation) and is not a party to any other employment contract, express or implied. The Employee warrants that he has no other obligation, contractual or otherwise, which would prevent him from accepting the Corporation's offer of employment under the terms of this Agreement and from complying with its provisions. The Employee warrants that he will not utilize during his employment hereunder any confidential information obtained through or in connection with his prior employment. The Employee warrants that he knows of no reason why he would not be able to perform his obligations under this Agreement. The Employee warrants that he has duly executed and delivered this Agreement and it is valid, binding and enforceable against the Employee in accordance with its terms. The Corporation warrants to the Employee that this Agreement has been duly approved and authorized by its Board of Directors, that this Agreement has been duly executed and delivered on behalf of the Corporation and that this Agreement is valid, binding and enforceable against the Corporation in accordance with its terms.

      11. Notices.

            All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, with confirmation of receipt, or mailed first-class, postage

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

prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given three (3) business days after the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

      12. General.

            12.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the Commonwealth of New York applicable to agreements made and to be performed entirely in New York.

            12.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            12.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

            12.4 Nomination to the Board of Directors. During the Term, the Corporation shall cause the Employee to be nominated for election to the Board of Directors of the Corporation at each Annual Meeting of shareholders of the Corporation, and at each special meeting of the shareholders of the Corporation called for the purpose of electing directors of the Corporation and at any time at which the shareholders of the Corporation have the right to elect directors of the Corporation, and shall recommend that the Corporation's shareholders vote in favor of the election of the Employee to the Board of Directors.

            12.5 Assignability. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

            12.6 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

            12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

            12.8 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so

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

changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

                           [SIGNATURE PAGE TO FOLLOW]

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

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                     HALSEY DRUG CO., INC.

_________________________                   By: /s/ Jerry Karabelas
                                                --------------------------------
                                                Name:  Jerry Karabelas,
                                                Title: Chairman of the Board

WITNESS:                                    EMPLOYEE

___________________________                 By: /s/ Andrew D. Reddick
                                                --------------------------------
                                                ANDREW D.  REDDICK

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